Exhibit 10.11

TERM NOTE

(LIBOR Rate)

March 18, 2013

$11,000,000.00	Southfield, Michigan

For value received, the undersigned, UNIQUE FABRICATING INCORPORATED, a Delaware corporation, with an address of 800 Standard Parkway, Auburn Hills, Michigan 48326 (the "Borrower"), promises to pay to the order of RBS Citizens, N.A. a national banking association, with an address of 27777 Franklin, Southfield, Michigan 48034 (together with its successors and assigns, the "Bank"), the principal amount of Eleven Million and 00/100 Dollars ($11,000,000.00) on or before the Term Loan Maturity Date, as set forth below, together with interest from the date hereof on the unpaid principal balance from time to time outstanding until paid in full. The Borrower shall pay consecutive quarterly installments of principal, each in the amount of Three Hundred Ninety-two Thousand Eight Hundred Fifty-seven and 14/100 Dollars ($392,857.14), on the first day of each September, December, March and June commencing on June 1, 2013, and the same amount (except the last installment which shall be the unpaid balance) on the first day of each September, December, March and June thereafter, until changed in accordance with this Note and shall pay interest on the Interest Payment Date.

Term Note. This Note is the Term Note referred to in that certain Loan and Security Agreement of even date herewith by and between the Borrower and the Bank (as amended, restated or otherwise supplemented from time to time, the “Loan Agreement;” and capitalized terms used herein and not otherwise defined shall have the meaning giving to such terms in the Loan Agreement) and the obligations and liabilities hereunder of Borrower and each endorser hereof constitute Obligations that are secured by the Collateral as well as by any additional collateral hereafter granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party to secure the obligations arising hereunder.

Capitalized terms used herein and not defined to the contrary have the meanings given them in the Loan Agreement.

As used herein, the following terms shall be defined as follows:

"Account" means account #4522324250 maintained by the Bank in the name of the Borrower.

"Adjusted LIBOR Rate" means, relative to a LIBOR-based Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.

"Business Day" has the meaning given to the term in the Loan Agreement and means:

(a)          any day which is neither a Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Southfield, Michigan;

(b)          when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR-based Loan, any day which is: (i) neither a Saturday nor Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)          when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR-based Loan, any day which is a London Banking Day.

"Funding Date" means the date of this Note.

"Interest Payment Date" means the last Business Day of each LIBOR Interest Period or, in the case of Prime Rate Loans, any day on which a payment of principal is due hereunder.

"LIBOR Interest Period” means, in the case of a LIBOR-based Loan:

(i)          initially, the period beginning on (and including) the Funding Date and ending on (but excluding) the day which numerically corresponds to such date one or three months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month) as selected from time-to-time by Borrower; and

(ii)         thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR-based Loan and ending one month thereafter;

provided, however, that:

(a)          if the Borrower has entered into or may enter into a Hedging Contract in connection with the Loan, each LIBOR Interest Period shall be of the same duration as the relevant period set under the applicable Hedging Contract;

(b)          if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(c)          no LIBOR Interest Period may end later than the Maturity Date.

"LIBOR Rate" means relative to any LIBOR Interest Period for a LIBOR-based Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR-based Loan for a one month period which the British Bankers' Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two (2) London Banking Days prior to the beginning of such LIBOR Interest Period. If the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

"LIBOR-based Loan" means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Adjusted LIBOR Rate in the manner set forth herein.

"LIBOR Rate Margin" means the Applicable Margin from time to time in effect pursuant to the Loan Agreement for LIBOR-based Loans hereunder.

"LIBOR Reserve Percentage" means, relative to any day of any LIBOR Interest Period for the LIBOR-based Loan, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.

"Loan" means all amounts outstanding under this Note.

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"London Banking Day" means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.

"Prime Rate" means the rate of interest announced by Bank in Southfield, Michigan, from time to time as its "Prime Rate." Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Borrower acknowledges that Bank may make loans to its customers above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

"Prime-based Loan" means any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

"Prime Rate Margin" means the Applicable Margin from time to time in effect pursuant to the Loan Agreement for Prime-based Loans hereunder.

Funding of the Loan. On the Funding Date and on terms and subject to the conditions of the Loan Documents, the Loan shall be made available to the Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by the Borrower in writing) in the full principal amount of the Loan. Unless otherwise prohibited by the Loan Documents, the Loan shall initially be classified as a LIBOR-based Loan and interest shall accrue by reference to the LIBOR Rate.

Automatic Rollover of LIBOR-based Loan. Upon the expiration of a LIBOR Interest Period, the LIBOR-based Loan shall automatically be continued as a LIBOR-based Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR-based Loan LESS the applicable Principal Repayment Amount made by Borrower, provided, however, that no portion of the outstanding principal amount of a LIBOR-based Loan may be continued as a LIBOR-based Loan when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loan it is granted hereunder), the LIBOR-based Loan shall automatically be continued as a Prime-based Loan on the first day of the next LIBOR Interest Period.

Voluntary Prepayment of LIBOR-based Loans. When classified as a LIBOR-based Loan, the Loan may be prepaid upon the terms and conditions set forth herein. The Borrower acknowledges that additional obligations may be associated with prepayment, in accordance with the terms and conditions of any applicable Hedging Contracts. The Borrower shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR-based Loan, specifying the proposed date of payment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR-based Loan shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on the LIBOR-based Loan and of all accrued interest on the principal repaid to the date of payment.

LIBOR Breakage Fee. Upon any prepayment of a LIBOR-based Loan on any day that is not the last day of the relevant Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that Bank may sustain as a result of such default or payment. The Borrower understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR-based Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank. Borrower further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

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Interest Provisions. Interest on the outstanding principal amount of the Loan when classified as a: (i) LIBOR-based Loan shall accrue during each LIBOR Interest Period at a rate equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the Applicable Margin and be payable on each Interest Payment Date and on the Maturity Date, and (ii) Prime Rate Loan shall accrue at a rate equal to the sum of the Prime Rate plus the Applicable Margin and be payable on each Interest Payment Date and on the Term Loan Maturity Date. Interest shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

LIBOR Rate Lending Unlawful. If Bank shall determine (which determination shall, upon notice thereof to Borrower be conclusive and binding on Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Bank to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR-based Loan, then any such LIBOR-based Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR-based Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law and assertion.

Unavailability of LIBOR Rate. If Bank shall have determined that:

(a)          U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to Bank in the London interbank market;

(b)          by reason of circumstances affecting Bank in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to the LIBOR-based Loans; or

(c)          LIBOR no longer adequately reflects Bank's cost of funding the Loan.

Then, upon notice from Bank to Borrower, the LIBOR-based Loan shall forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist.

Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)          shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Bank or shall impose on Bank or on the London interbank market any other condition affecting the LIBOR-based Loan or its obligation to make the LIBOR-based Loan; or

(b)          shall impose on Bank any other condition affecting the LIBOR-based Loan or its obligation to make the LIBOR-based Loan;

and the result of any of the foregoing is to increase the cost to Bank of making or maintaining the Loan as a LIBOR-based Loan, or to reduce the amount of any sum received or receivable by Bank under this Note with respect thereto, by an amount deemed by Bank to be material, then, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

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Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Bank, or person controlling Bank, and Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person's capital as a consequence of its commitments or the Loan made by Bank is reduced to a level below that which Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Bank to Borrower, Borrower shall immediately pay directly to Bank additional amounts sufficient to compensate Bank or such controlling person for such reduction in rate of return. A statement of Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

Taxes. All payments by Borrower of principal of, and interest on, the LIBOR-based Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Bank's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will:

(a)          pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)          promptly forward to Bank an official receipt or other documentation satisfactory to Bank evidencing such payment to such authority; and

(c)          pay to Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by Bank will equal the full amount Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against Bank with respect to any payment received by Bank hereunder, Bank may pay such Taxes and Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Bank would have received had not such Taxes been asserted.

If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Borrower shall indemnify Bank for any incremental Taxes, interest or penalties that may become payable by Bank as a result of any such failure.

Security. This Note is secured by all collateral granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party and shall be secured by any additional collateral hereafter granted to the Bank by the Borrower or any endorser or guarantor hereof or by any other party.

Principal and interest shall be payable at the Bank's main office or at such other place as the Bank may designate in writing in immediately available funds in lawful money of the United States of America without set-off, deduction or counterclaim. Interest shall be calculated on the basis of actual number of days elapsed and a 360-day year.

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Applications of Payments. Any payments received by the Bank on account of this Note shall, at the Bank's option, be applied first, to accrued and unpaid interest; second, to the unpaid principal balance hereof; third to any costs, expenses or charges then owed to the Bank by the Borrower. Notwithstanding the foregoing, any payments received after the occurrence and during the continuance of an Event of Default shall be applied in accordance with the Loan Agreement. The Borrower hereby authorizes the Bank to charge any deposit account which the Borrower may maintain with the Bank for any payment required hereunder without prior notice to the Borrower.

Savings Clause. If pursuant to the terms of this Note, the Borrower is at any time obligated to pay interest on the principal balance at a rate in excess of the maximum interest rate permitted by applicable law for the loan evidenced by this Note, the applicable interest rate shall be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.

Certain Waivers. The Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral. To the maximum extent permitted by law, the Borrower and each endorser and guarantor of this Note waive and terminate any homestead rights and/or exemptions respecting any premises under the provisions of any applicable homestead laws.

Default Rate; Late Charge. Upon the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate per annum equal to the aggregate of 3.0% plus the rate provided for herein. If any payment due under this Note is unpaid for 10 days or more, the Borrower shall pay, in addition to any other sums due under the Loan Documents (and without limiting the Bank's other remedies on account thereof), a late charge equal to the greater of $35.00 or 5.0% of such unpaid amount. In addition the Borrower shall pay the Bank's customary fee if any payment made on account of this Note is dishonored.

Binding Effect. This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their respective heirs, successors, assigns and legal representatives, and shall inure to the benefit of the Bank and its successors, endorsees and assigns.

Completion; Admissible Evidence. The Borrower and each endorser and guarantor hereof each authorizes the Bank to complete this Note if delivered incomplete in any respect. A photographic or other reproduction of this Note may be made by the Bank, and any such reproduction shall be admissible in evidence with the same effect as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

Governing Law. This Note shall be governed by federal law applicable to the Bank and, to the extent not preempted by federal law, the laws of the State of Michigan.

[SIGNATURE ON FOLLOWING PAGE]

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Executed as an instrument under seal as of March ___, 2013.

Borrower:

UNIQUE FABRICATING INCORPORATED

By:

Its:

Address:	800 Standard Parkway
Auburn Hills, Michigan 48326

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[Signature Page to Term Note (Standard LIBOR Rate)]

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